Exhibit 99.1

Contact:
Sandra Rodriguez 225.388.7654

Albemarle Reports Fourth Quarter and Full Year 2008 Results

Full year and fourth quarter highlights:

•	Record 2008 annual net sales of $2.5 billion reflect an increase of 6 percent compared to prior year. Quarterly net sales of $517.7 million were down 14 percent compared to prior year.

•

Quarterly net income of $13.1 million, or 14 cents per share includes special items (noted below) which net to a charge of $25.0 million or 27 cents per share after tax. Excluding special items, fourth quarter earnings were $38.1 million or 42 cents per share.

•	Record Catalysts and Fine Chemicals 2008 annual net sales and segment income.

•	Cash and equivalents of $253 million at year-end and no significant debt maturities until 2013.

	Fourth Quarter Ended December 31,		Year Ended December 31,
In thousands of dollars, except per share amounts	2008	2007	2008	2007
Net Sales	$517,725	$599,156	$2,467,115	$2,336,187
Operating (Loss) Profit	$(17,579)	$77,500	$220,917	$309,887
Net Income	$13,111	$58,620	$194,202	$229,690
Diluted earnings per share	$0.14	$0.60	$2.10	$2.36
Diluted per share – special items	$(0.27)	$—	$(0.29)	$(0.03)
Diluted earnings per share excluding special items	$0.42	$0.60	$2.39	$2.40

BATON ROUGE, La., — January 26 — Albemarle Corporation (NYSE: ALB) reported fourth quarter 2008 net income of $13.1 million, or 14 cents per share, compared to net income of $58.6 million, or 60 cents per share, for the fourth quarter of 2007. Fourth quarter results include a $38.5 million pre-tax charge ($33.4 million or 36 cents per share after tax) related to the disposition of the Port de Bouc, France facility, a $22.5 million pre-tax charge ($14.7 million or 16 cents per share after tax) for restructuring costs, principally due to a reduction in force at various Company locations and a $32.4 million or 35 cents per share one time gain from the settlement of the 2000-2004 tax audits with the U.S. Internal Revenue Service. The Company also established tax reserves of $6.9 million due to changes in tax rules and a $2.4 million valuation allowance based upon an assessment of its ability to use certain net operating losses. Together these tax charges total $9.3 million or 10 cents per share.

Net sales in the fourth quarter of 2008 totaled $517.7 million compared to fourth quarter 2007 net sales of $599.2 million. The global economic crisis is having the most impact on our Polymer Additives business, with a sharp decline in fourth quarter sales and operating profit in this segment. These declines were partially offset by higher sales and profits in our Fine Chemicals business.

Net sales for 2008 were $2.47 billion compared to $2.34 billion for 2007, an increase of 6 percent and a new annual record for the Company. Net income for 2008 was $194.2 million, or $2.10 per share, down from $229.7 million, or $2.36 per share, for 2007. Excluding the first quarter $2.1 million after tax restructuring charge and the fourth quarter $25.0 million after tax net charge detailed above, net income for 2008 was $221.3 million, or $2.39 per share. Net income for 2007, excluding the charge related to the closure of our Dayton fine chemistry facility, was $232.9 million, or $2.40 per share.

Commenting on results, Mark C. Rohr, President and CEO, stated, “The fourth quarter was a very challenging quarter. As we approached year-end, it became clear that the depth and duration of the global economic slowdown was having a greater impact than we initially anticipated.”

“Against this backdrop, efforts to restructure manufacturing assets and improve transactional efficiencies were accelerated, the cost of which are captured in the fourth quarter charges. While taking immediate action to address the volume shortfall, our operating philosophy and key priorities have not changed,” said Rohr. “We remain firm in our value-creation strategy, our support of research and development, and our investment in innovative technologies. We continue to pursue aggressive actions to maintain a strong financial position, preserve the profitability of challenged operations and position our business to adapt to a changing global market.”

Quarterly Segment Results

Fine Chemicals delivered net sales for the fourth quarter of 2008 of $161.3 million, a 23 percent increase versus the fourth quarter of 2007 due primarily to increased volume and pricing from fine chemistry services and improved pricing from our bromine portfolio. Fine Chemicals segment income for the fourth quarter of 2008 was flat compared to fourth quarter 2007 despite significant cost increases in raw materials and reduced volumes for bromine in the brominated flame retardant business. The Fine Chemicals segment delivered record segment income for the year.

Polymer Additives recorded net sales for the fourth quarter of 2008 of $148.7 million, a 36 percent decrease versus the fourth quarter of 2007. Net sales decreased in our flame retardants portfolio primarily due to lower volumes in brominated and mineral flame retardants caused by weakness in consumer end-markets. The Polymer Additives segment income for the fourth quarter of 2008 is $5.2 million compared to the fourth quarter of 2007 of $30.3 million. The decrease is due primarily to reduced volumes and higher raw material costs.

Catalysts generated net sales for the fourth quarter of 2008 of $207.7 million, a decrease of 11 percent versus the fourth quarter of 2007 due primarily to lower volumes in hydroprocessing catalysts (HPC) and unfavorable currency exchange rates partially offset by improved pricing. Catalysts segment income for the fourth quarter of 2008 is $31.4 million versus the fourth quarter of 2007 of $41.7 million. The decline is due primarily to reduced volumes in refinery catalysts and lower joint venture earnings. The Catalyst segment delivered record annual sales and segment income for the year.

Cash Flow

In 2008, cash and cash flow from operations funded capital expenditures for plant machinery and equipment of $99.7 million, acquisitions of $64.0 million, dividends to shareholders of $42.3 million and $25.0 million in voluntary contributions to our U.S. defined benefit plans. The Company utilized availability under our credit agreement for repurchases of approximately 4.7 million shares of our common stock for an aggregate cost of $168.9 million. During the quarter, interest and financing expenses were $9.7 million versus fourth quarter 2007 expenses of $9.5 million.

At December 31, 2008, the Company had $253.3 million in cash and cash equivalents. Currently, approximately 56 percent of our cash is in U.S. Treasury or equivalent securities. In addition, the Company has available commitments under our existing lines of credit of approximately $320 million. The Company has no significant debt maturities before 2013.

Taxes

Excluding special items, the one-time net benefit of the tax settlement and the establishment of certain tax reserves and the valuation allowance in the quarter, our total year 2008 effective income tax rate was 12.4 percent. The tax rate continues to be influenced by the level and mix of income and has benefited from a more favorable mix of income in lower tax jurisdictions.

During our fourth quarter 2008, we settled the 2000-2004 tax audits with the U.S. Internal Revenue Service. The result of this settlement is a tax benefit for the fourth quarter of 2008 and the full year of $32.4 million or 35 cents per share. This settlement benefited our cash flow in the quarter by $2.5 million related to tax refunds and interest. During the fourth quarter 2008, we also established a $6.9 million tax reserve and a $2.4 million valuation allowance.

Outlook

We expect the recent downturn in consumer electronics, together with already lackluster demand in the automotive and construction sectors, to impact volumes and profitability of our Polymer Additives business through 2009. Although the Company is taking steps to restructure our operations and cut costs, we expect 2009 will be challenging until consumer demand returns and global markets rebound.

The Fine Chemicals business has been relatively resilient and generated top-line growth in the fourth quarter of 2008, as the Fine Chemistry Services unit has a high percentage of its customers in the pharmaceutical and agricultural sectors, which have been less impacted to date by the current global economic conditions. The Company believes new products in Performance Chemicals and a full year of business from our Sorbent mercury removal technology should also help Fine Chemicals offset reduced volumes of bromine supplied to our flame retardant business. In 2009, we anticipate increased volumes for HPC and polyolefin catalysts, as well as a solid performance from fluid cracking catalysts (FCC). During the year we should also see increased contribution from our alternative fuels technology business.

The Company is targeting to achieve $30 million in annualized savings in 2009 by accelerating cost reduction programs and resizing its business footprint for the current economic conditions. We will undertake to maximize cash flow through working capital reduction and prudent capital spending, with the goal of emerging from the current economic environment a stronger company.

Earnings Call

The Company’s performance for the fourth quarter ended December 31, 2008 will be discussed on a conference call at 10:00 AM Eastern Standard time on January 27, 2009, which can be accessed through Albemarle’s website under Investor Information at www.albemarle.com.

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; construction and packaging materials. The Company operates in three business segments, Polymer Additives, Catalysts and Fine Chemicals and serves customers in approximately 100 countries.

Forward-Looking Statements

Some of the information presented in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations as reflected are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: deterioration in economic and business conditions; future financial and operating performance of our major customers and industries served by us; the inability to pass through increases in costs and expenses for raw materials and energy; competition from other manufacturers; changes in demand for our products; the gain or loss of significant customers; fluctuations in foreign currencies; and increased government regulation of our operations or our products. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2007 and our 2008 Quarterly Reports on Form 10-Q and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission.

Albemarle Corporation and Subsidiaries

Consolidated Statements of Income

(In Thousands of Dollars, Except Share and Per Share Amounts) (Unaudited)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008		2007
Net sales	$517,725	$599,156	$2,467,115		$2,336,187
Cost of goods sold	394,626	442,798	1,859,441		1,713,696

Gross profit	123,099	156,358	607,674		622,491
Selling, general and administrative expenses	64,116	62,224	255,132		244,969
Research and development expenses	15,507	16,634	67,292		62,691
Port de Bouc facility disposition charge	38,544 (a)	—	38,544	(a)	—
Restructuring charges	22,511 (b)	—	25,789	(b)	—
Dayton facility closure charge	—	—	—		4,944 (c)

Operating (loss) profit	(17,579)	77,500	220,917		309,887
Interest and financing expenses	(9,703)	(9,505)	(38,175)		(38,332)
Other (expense)/income, net	(1,465)	2,853	601		6,264

Income before income tax benefit (expense), minority interests and equity in net income of unconsolidated investments	(28,747)	70,848	183,343		277,819
Income tax benefit (expense)	45,945	(12,124)	6,539		(55,078)

Income before minority interests and equity in net income of unconsolidated investments	17,198	58,724	189,882		222,741
Minority interests in income of consolidated subsidiaries (net of tax)	(5,238)	(5,322)	(18,806)		(17,632)
Equity in net income of unconsolidated investments (net of tax)	1,151	5,218	23,126		24,581

Net income	$13,111	$58,620	$194,202		$229,690

Basic earnings per share	$0.14	$0.62	$2.13		$2.41
Diluted earnings per share	$0.14	$0.60	$2.10		$2.36
Weighted-average common shares outstanding - Basic	90,746	95,209	91,338		95,254
Weighted-average common shares outstanding - Diluted	91,799	96,998	92,530		97,216

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands of Dollars) (Unaudited)

	December 31, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$253,303	$130,551
Other current assets	905,849	922,887

Total current assets	1,159,152	1,053,438

Property, plant and equipment	2,322,996	2,314,509
Less accumulated depreciation and amortization	1,310,648	1,275,966

Net property, plant and equipment	1,012,348	1,038,543

Other assets and intangibles	672,295	738,469

Total assets	$2,843,795	$2,830,450

LIABILITIES & SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$26,202	$16,627
Other current liabilities	405,667	386,290

Total current liabilities	431,869	402,917

Long-term debt	906,062	707,311
Other noncurrent liabilities	387,679	334,828
Deferred income taxes	52,414	107,089
Shareholders’ equity	1,065,771	1,278,305

Total liabilities & shareholders’ equity	$2,843,795	$2,830,450

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Selected Cash Flows Data

(In Thousands of Dollars) (Unaudited)

	Year Ended December 31,
	2008	2007
Cash and cash equivalents at beginning of year	$130,551	$149,499
Cash and cash equivalents at end of year	$253,303	$130,551

Sources of cash and cash equivalents:
Net income	194,202	229,690
Proceeds from borrowings	255,246	107,949
Proceeds from exercise of stock options	3,931	21,949

Uses of cash and cash equivalents:
Capital expenditures	(99,736)	(98,740)
Acquisitions, net of cash acquired (d)	(63,960)	(17,929)
Purchases of common stock	(168,952)	(101,209)
Repayments of long-term debt	(48,176)	(133,506)
Dividends paid to shareholders	(42,321)	(40,031)
Dividends paid to minority interests	(13,614)	(14,328)
Voluntary contributions to defined benefit plans	(25,000)	—

Non-cash items:
Depreciation and amortization	111,685	106,855
One-time net tax benefit, net of cash received	(20,600)	—
Port de Bouc facility disposition (a)	38,544	—

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Consolidated Summary of Segment Results

(In Thousands of Dollars) (Unaudited)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net sales:
Polymer Additives	$148,671	$233,550	$915,515	$904,519
Catalysts	207,718	234,555	923,763	894,229
Fine Chemicals	161,336	131,051	627,837	537,439

Total net sales	$517,725	$599,156	$2,467,115	$2,336,187

Segment operating profit:
Polymer Additives	$6,263	$31,624	$92,600	$134,365
Catalysts	30,098	37,851	142,715	135,341
Fine Chemicals	21,912	20,608	99,895	95,880

Subtotal	$58,273	$90,083	$335,210	$365,586

Minority interests in income of consolidated subsidiaries:
Polymer Additives	$(1,040)	$(2,650)	$(7,223)	$(9,060)
Catalysts	—	—	—	—
Fine Chemicals	(4,118)	(2,946)	(11,422)	(9,013)
Corporate & other	(80)	274	(161)	441

Total minority interests in income of consolidated subsidiaries	$(5,238)	$(5,322)	$(18,806)	$(17,632)

Equity in net income of unconsolidated investments:
Polymer Additives	$(8)	$1,352	$3,446	$5,389
Catalysts	1,283	3,876	19,881	19,231
Fine Chemicals	—	—	—	—
Corporate & other	(124)	(10)	(201)	(39)

Total equity in net income of unconsolidated investments	$1,151	$5,218	$23,126	$24,581

Segment income:
Polymer Additives	$5,215	$30,326	$88,823	$130,694
Catalysts	31,381	41,727	162,596	154,572
Fine Chemicals	17,794	17,662	88,473	86,867

Total segment income	54,390	89,715	339,892	372,133
Corporate & other	(15,001)	(12,319)	(50,322)	(50,353)
Port de Bouc disposition charges (a)	(38,544)	—	(38,544)	—
Restructuring charges (b)	(22,511)	—	(25,789)	—
Dayton facility closure charge (c)	—	—	—	(4,944)
Interest and financing expenses	(9,703)	(9,505)	(38,175)	(38,332)
Other (expense) income, net	(1,465)	2,853	601	6,264
Income tax benefit (expense)	45,945	(12,124)	6,539	(55,078)

Net income	$13,111	$58,620	$194,202	$229,690

See accompanying notes to the condensed consolidated financial information.

Notes to the Condensed Consolidated Financial Information

(a)	The fourth quarter and year ended December 31, 2008 include a charge amounting to $38.5 million ($33.4 million after income taxes, or 36 cents per share) that relates to the divestiture of the Port de Bouc, France facility to International Chemical Investors Group S.A. effective December 31, 2008. The charge is principally due to the write-off of net asset values and other exit costs.

(b)	The fourth quarter and year ended December 31, 2008 include charges amounting to $22.5 million ($14.7 million after income taxes, or 16 cents per share) and $25.8 million ($16.8 million after income taxes, or 18 cents per share), respectively, that relate to restructuring activities, principally reductions in force at various Company locations.

(c)	The year ended December 31, 2007 includes a charge amounting to $4.9 million ($3.2 million after income taxes, or 3 cents per share) that relates to the closure of our Dayton, Ohio fine chemistry facility.

(d)	On June 30, 2008, we acquired the remaining 25 percent of our majority owned Polymer Additives business segment joint ventures in China: Ningbo Jinhai Albemarle Chemical and Industry Company Limited and Shanghai Jinhai Albemarle Fine Chemicals Company Limited. The acquisition of the remaining interests totaled approximately $19.9 million. During the year ended December 31, 2008, we also made payments of approximately $21.6 million associated with the prior July 31, 2007 acquisition of controlling interests in the joint ventures. In addition, effective July 31, 2008, we acquired Sorbent Technologies Corporation, a full-service power plant mercury-control provider, for approximately $22.4 million.

Additional Information

It should be noted that net income or per share amounts excluding special items is a financial measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. It is presented here to exclude the impact of certain non-recurring items on our results. We believe this measure is more reflective of our operations, provides transparency to investors and enables period-to-period comparability of financial performance.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investor Information section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Investor Relations.”